EXHIBIT 99.1

ASHFORD FIRST QUARTER 2015
EARNINGS CONFERENCE CALL
May 19, 2015
2:00 p.m. Central

Introductory Comments – Scott Eckstein

Good day, everyone, and welcome to today’s conference call to review results for Ashford Inc. for the first quarter of 2015 and to update you on recent developments. On the call today will be Monty Bennett, Chairman and Chief Executive Officer, and Deric Eubanks, Chief Financial Officer. The results as well as notice of the accessibility of this conference call on a listen-only basis over the Internet were distributed yesterday afternoon in a press release that has been covered by the financial media.

At this time, let me remind you that certain statements and assumptions in this conference call contain or are based upon "forward-looking" information and are being made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to numerous assumptions, uncertainties, and known or unknown risks, which could cause actual results to differ materially from those anticipated. These risk factors are more fully discussed in Ashford’s filings with the Securities and Exchange Commission. The forward-looking statements included in this conference call are only made as of the date of this call and the Company is not obligated to publicly update or revise them.

In addition, certain terms used in this call are non-GAAP financial measures, reconciliations of which are provided in the Company’s earnings release and accompanying tables or schedules, which have been filed on Form 8-K with the SEC on May 18, 2015, and may also be accessed through the Company’s website at www.ashfordinc.com. Each listener is encouraged to review those reconciliations provided in the earnings release together with all other information provided in the release.

I will now turn the call over to Monty Bennett. Please go ahead sir.

Introduction – Monty Bennett

Good morning and thank you for joining us. We are pleased to present our financial results for the first quarter of 2015. I’ll begin by discussing our performance highlights. Afterwards, Deric will review our financial performance and then we’ll be happy to take your questions.

Our strategy is built around our ability to leverage the combined expertise of our management team to grow both our company and the platforms we advise. I believe we have the most highly-aligned, stable and effective management team in the hotel industry and our track record of success speaks for itself, as this is the same team that has generated a 186% total shareholder return for Ashford Trust since that company’s IPO in 2003. What’s more, since Ashford Inc’s spinout in November of last year, Ashford Inc’s Total Shareholder Return has been 60.4%.

We are particularly dedicated to increasing shareholder value because as many of you know, we are substantial shareholders in all of the Ashford group of companies. Insider ownership currently stands at approximately 25% for Ashford Inc., 15% for Ashford Trust and 14% for Ashford Prime. These percentages will change over time as we conduct equity raises and buyback shares. Also please note that while the percentage ownership in Ashford Inc. is substantially higher, the size of the Ashford Inc platform is substantially smaller than the REITs. Management very rarely ever sells any stock. Having so much of our personal capital at risk in these platforms has created a high level of alignment between our management team and shareholders. Thinking and acting like shareholders has always distinguished Ashford from others in our industry; we consider it one of our main competitive advantages and the reason for our superior performance.

From a macro perspective, the first quarter of 2015 built on the substantial growth we saw in the US hotel industry in 2014 as the same positive lodging sector fundamentals we saw in the prior year continued to drive RevPAR and EBITDA growth into 2015. Demand for U.S. lodging continues to be strong while new supply remains well below historical averages which should continue for the foreseeable future. Currently, PKF projects that supply will only grow by 1.2% in 2015, which is well below the long-term average, while demand will grow at a 3.1% pace. Accordingly, PKF predicts the U.S. lodging industry will achieve 65.6% occupancy in 2015, the highest national occupancy rate since STR began reporting data back in 1987, which should continue to drive the strong RevPAR and EBITDA growth we are seeing, and we believe the portfolios we advise are well positioned to benefit from these dynamics.

Currently, Ashford advises two publicly traded REIT platforms – Ashford Trust and Ashford Prime - which together have 127 hotels with approximately 29,000 rooms and over $6 billion in assets. During the first quarter, these two platforms once again reported strong operational results including RevPAR growth of 10.8% for all Ashford Prime hotels and 8.5% RevPAR growth for all Ashford Trust hotels. This is the third consecutive quarter of double digit RevPAR growth for the Ashford Prime portfolio. We attribute much of this performance to the robust revenue initiatives that we have implemented across both platforms during the last several quarters.

During the first quarter, we remained very active in both of these platforms, managing several strategic transactions that we believe will create long-term shareholder value. These transactions led to growth in our Assets under Management of approximately $625 million, resulting in total Assets under Management at quarter end of approximately $6.2 billion.

To review these transactions, in March, Ashford Trust completed the acquisition of the remaining 28.26% ownership interest in the Highland Portfolio from its joint venture partner,

a value-add fund managed by Prudential Real Estate Investors. The purchase price for the remaining interest was $250.1 million which valued the portfolio at $1.735 billion. Concurrent with the buyout, Trust completed the refinancing of 24 of the 28 assets in the portfolio with a new $1.07 billion non-recourse mortgage loan, which resulted in net proceeds of approximately $200 million. During the quarter, Trust also acquired two hotels, the 168-room Lakeway Resort & Spa for a total consideration of $33.5 million and the 232-room Memphis Marriott East hotel for $43.5 million. Subsequent to the end of the quarter, in April, Trust completed the acquisition of the Hampton Inn & Suites Gainesville for $25.3 million. These three transactions are indicative of Trust’s strategy to acquire well-located assets in attractive markets with unique attributes that have the potential for substantial upside by installing Remington as property manager to improve bottom-line performance.

We are very excited for our Company’s future given the operational success and growth prospects of the investment platforms we are presently managing. The long-term nature of our advisory agreements with these platforms results in a very attractive base fee income stream for our shareholders along with the ability to earn incentive fees. As we’ve stated previously, our goal initially is to increase our income stream through the growth of our existing platforms both through organic growth as well as through accretive additions to their portfolios. As you can see, during this last quarter, we made considerable progress in doing that.

Going forward, Ashford will look to expand its asset management business through multiple channels. We will grow the existing platforms only when it makes sense for those shareholders. We will also explore the potential to launch or purchase businesses that are synergistic with our existing REIT platforms. On that note, I wanted to give you a brief update on the Ashford Select platform. In January, we announced the formation of Ashford Hospitality Select, a new company focused on investing primarily in premium-branded select-service hotels, including extended stay hotels in the U.S. Since the announcement, we have continued to work on launching this platform that for the time being is still being incubated inside of Ashford Trust. We are continuing to progress down this path and look forward to being able to provide you more details in the future. We will either pursue this strategy as a wholly owned subsidiary of Ashford Trust and then likely distribute the platform out to shareholders after we achieve scale, or we will team up with a capital source to purchase select-service assets with the intention of then taking the platform public.

While on the topic of transactions, we have been exploring different options in an effort to expand the universe of opportunities to grow all of the Ashford companies. To this end, the Company announced a new concept to help its managed REITs grow through acquisition called “Key Money.” This is a common term in the hotel industry used by the hotel brands to help them grow their brands. Typically a brand will provide an owner key money as a one time up front payment in return for branding the hotel which then provides additional lucrative fee income to the brand under its long-term franchise or management agreement. This key money is not a loan nor does it garner an ownership in the asset. It’s just a one-time payment in exchange for the long term agreement. We believe utilizing a similar “key money” concept in specific cases will allow our managed REITs to be more competitive for acquisition opportunities and further enable accretive growth for the REITs while also creating accretive growth for the Company. The resulting growth in the assets of the REITs should translate to accretive growth in fee income to Ashford, which will directly benefit our shareholders. Going forward, we will evaluate key money opportunities on a case by case basis, and only provide key money to our managed REIT platforms on a selective basis, when the REITs would not be able to grow otherwise. The key money concept is designed to help our managed REITs grow when they otherwise could not. Typically, the Company can provide up to 10% of an asset’s purchase price with the transaction still being accretive to the Company. The Company of course will seek to provide as little capital as possible. In most cases, we will grow our income stream as the REIT platforms grow without needing to contribute any key money.

The Company also continues to engage in conversations regarding the acquisition of the REIT platforms’ largest property manager, Remington. A special committee has been formed to evaluate this opportunity. We are hopeful that a transaction can be announced in the not too distant future.

In addition to our current lodging investment platforms, we also have a securities investment subsidiary called Ashford Investment Management, which is an alternative investment management firm that specializes in creating investment strategies focused on the real estate, REIT, hospitality and leisure sectors. Earlier this year, Ashford Investment Management became a Registered Investment Advisor with the Securities and Exchange Commission. As of the end of the first quarter, AIM had approximately $114 million of assets under management and subsequent to the end of the quarter, has added an additional $55 million of assets.

In summary, the Ashford companies’ multiple platforms offer us many avenues for further growth. Our management team’s main goal has always been building shareholder value. By leveraging the resources of our existing investment platforms, we believe Ashford is well positioned to benefit from favorable hospitality sector trends. At the same time, your leadership team will continue to explore other areas where we can leverage our experience and expertise for further growth. As always, our interests are closely aligned with yours because like you, we are shareholders, and our goal is to generate superior shareholder returns.

With that, I will now turn the call over to Deric to review our financial performance for the quarter.

Financial Review – Deric Eubanks

Thanks, Monty.

I’d like to remind everyone that our financials for 2014 are presented in accordance with GAAP which requires that historical carve-out financial statements be presented.

Accordingly, our results for the prior year period may not be representative of results in future periods.

For the first quarter ended March 31, 2015, advisory services revenue totaled $12.9 million, including $9.6 million from Ashford Trust and $3.3 million from Ashford Prime. No incentive management fees were recognized during the three months ended March 31, 2015 in connection with our advisory agreements.

Net loss attributable to common shareholders for the first quarter of 2015 totaled $9.1 million, or $4.57 per diluted share, compared with a loss of $8.8 million, or $4.45 per diluted share for the first quarter of 2014.

Adjusted EBITDA for the first quarter of 2015 was $3.5 million, compared with a loss of $4.2 million for the first quarter of 2014.

Adjusted net income for the first quarter of 2015 was $2.1 million, or $0.91 per diluted share, compared with a loss of $4.2 million, or $2.14 per diluted share, for the first quarter of 2014.

At the end of the first quarter 2015, the Company had approximately $6.2 billion of assets under management from its managed companies. As of March 31, 2015, Ashford’s cash and cash equivalents totaled $24.9 million.

As of March 31, 2015 had 2.3 million fully diluted total shares of common stock and units outstanding.

Ashford Trust continued to capitalize on attractive debt market conditions to strengthen its liquidity position. Since the beginning of 2015, Trust has completed approximately $1.6 billion in new loans and refinancings. During the quarter, Ashford Trust refinanced two mortgage loans with an outstanding balance of approximately $354 million with new loans totaling $478 million resulting in over $100 million of excess proceeds after closing costs and reserves. Additionally, in March, Trust closed on a $33.3 million mortgage loan for the Marriott Memphis East hotel and in April, it closed on a $25.1 million mortgage loan for the Lakeway Resort & Spa. Lastly, concurrent with the closing of the Highland buyout transaction in March, Trust refinanced 24 of the 28 hotels in the Highland portfolio with a new $1.07 billion non-recourse mortgage loan, which resulted in net proceeds of approximately $200 million after closing costs and reserves including the return to Trust of approximately $80 million in reserves held by the previous lender.

Additionally, in February 2015, Ashford Trust completed a follow-on public offering of 10,529,450 shares of common stock at $10.65 per share resulting in net proceeds of $111.1 million.

Ashford Prime was also active in the capital markets. On the financing front, in March, Prime refinanced its mortgage loan for the 142-room Pier House Resort in Key West, Florida,

which had an existing outstanding balance of approximately $69 million with a new $70 million non-recourse mortgage loan. The new loan has more favorable terms which resulted in annual interest savings of approximately $1.8 million. In the future we will continue to look for these types of opportunities to improve Prime’s cost of capital and maximize its cash flow.

That concludes our prepared remarks and we will now open it up for your questions.

Q&A

Ending – Monty Bennett

Thank you for your participation today. We look forward to speaking with you again on our next call.

6